ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "***Agreement***") is entered into and is effective as of 12:01 a.m. on the 1st day of August, 2024 (the "***Closing Date***"), by and among Cleartronic, Inc., a Florida corporation ("***Buyer***"), Advanced Technology International, a South Carolina nonprofit corporation ("***ATI***"), and the South Carolina Research Authority, a South Carolina nonprofit corporation ("***SCRA***," and together with ATI, "***Sellers***").

WHEREAS, SCRA owns the online situational awareness software program known as "Alastar" (the "***Program***");

WHEREAS, ATI licenses the Program from SCRA on an exclusive basis and is engaged in the business of marketing, selling and implementing the Program to improve the mission effectiveness of public safety agencies (the "***Business***"); and

WHEREAS, Buyer desires to acquire from Sellers, and Sellers desire to sell and assign to Buyer, all of their respective right, title and interest in and to the Program and substantially all of the assets used by ATI to conduct the Business.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual agreements and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Sale and Purchase of Assets.

a. Subject to the terms and conditions set forth in this Agreement, SCRA hereby sells, conveys, assigns, transfers and delivers to Buyer, and Buyer hereby purchases from SCRA, all of SCRA's right, title and interest in and to (i) the Program and all intellectual property associated with the Program, (ii) the trademarks and service marks set forth on Schedule 1, and all goodwill associated therewith, (iii) the websites set forth on Schedule 1 (collectively, the "***IP Assets***").

b. Subject to the terms and conditions set forth in this Agreement, ATI hereby sells, conveys, assigns, transfers and delivers to Buyer, and Buyer hereby purchases from ATI, all of ATI's right, title and interest in and to the following assets used by ATI in connection with the Business (collectively, the "***Operational Assets***," and together with the IP Assets, the "***Assets***"): (i) the current Alastar clients, (ii) the contracts set forth on Schedule 2 (the "***Assigned Contracts***"), (iii) all accounts receivable associated with the Alastar Program outstanding as of the Closing Date (the "***Closing Date Receivables***"), (iv) all ATI-owned or created operating platforms for the Program and all intellectual property associated with such platforms; and (v) the other assets listed on Schedule 3,[1] if any.

c. Notwithstanding anything in this Agreement to the contrary, the Assets shall not include any right, title or interest in or to any of the following assets (collectively, the "***Excluded Assets***"): (i) all cash and cash equivalents of each Seller, including their respective bank accounts; (ii) all charter documents (or equivalent governing instruments), minute books, tax returns, taxpayer and other identification numbers of each Seller; (iii) all rights accruing to each Seller under this Agreement and the other documents contemplated hereby; (iv) all rights, claims and causes of action of each Seller relating to the assets or liabilities excluded from the transactions contemplated hereby; (v) all insurance policies and all benefit plans, and all assets attributable thereto; (vi) all refunds for taxes for periods of time prior to the

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[1] ATI and Buyer listed any additional assets proposed to be included in the transaction on Schedule 3.

Closing Date; (vii) all tangible personal property, including other equipment as agreed to by the Parties; and (viii) all other assets not expressly included in the Assets.

2. Assumed Liabilities. Buyer shall not assume or otherwise be responsible for any liabilities, debts and obligations of any kind or nature whatsoever, whether known or unknown, absolute or contingent, asserted or unasserted (collectively, "***Liabilities***") of any Seller or the Business arising prior to the Closing Date, including any taxes in connection with the Business prior to the Closing Date and Liabilities for compensation or benefits to ATI's employees. Notwithstanding the foregoing, Buyer hereby assumes and agrees to pay, perform and discharge those Liabilities of ATI arising under the Assigned Contracts, but only to the extent that such Liabilities do not relate to any breach, default or violation of any such Assigned Contract occurring prior to the Closing.

3. Third Party Consents. Notwithstanding the provisions of Section 1 to the contrary, to the extent that any Assigned Contract may not be assigned to Buyer without the consent of a governmental entity or other person which has not been obtained as of the Closing Date, this Agreement shall not constitute an assignment thereof if an attempted assignment would constitute a breach thereof or be unlawful, and ATI and Buyer shall use commercially reasonable efforts to obtain any such required consent(s) (including through novation agreements, on terms and conditions mutually satisfactory to the parties, to the extent required by law) as promptly as possible. Until such time as such consent is obtained with respect to an Assigned Contract, to the maximum extent permitted by law, ATI and Buyer shall cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the related obligations under the applicable Assigned Contract in accordance with its existing terms.

4. Purchase Price; Payment.

a. In consideration for the IP Assets, upon execution of this Agreement, Buyer shall pay to SCRA an amount equal to $25,000 (the "***SCRA Purchase Price***") by wire transfer of immediately available funds to a bank account specified by SCRA in writing.

b. In consideration for the Operational Assets, upon execution of this Agreement, Buyer shall pay to ATI an amount equal to $25,000, subject to adjustment pursuant to Sections 4(c) and 4(d) (such amount, as finally adjusted pursuant to Sections 4(c) and 4(d), the "***ATI Purchase Price***," and together with the SCRA Purchase Price, the "***Purchase Price***") by wire transfer of immediately available funds to a bank account specified by ATI in writing.

c. Prior to Closing, ATI has delivered to Buyer its good faith estimates of the Closing Date Receivables, the portion of the Closing Date Receivables earned by ATI as of the Closing Date (the "***Earned Receivables***") and the deferred revenue of the Business as of the Closing Date (the "***Closing Date Deferred Revenue***"), in each case as determined in accordance with ATI's historical method of accounting, applied on a consistent basis. At Closing, the ATI Purchase Price shall be (i) decreased on a dollar for dollar basis by the amount of such estimated Closing Date Deferred Revenue, and (ii) increased on a dollar for dollar basis by the amount of such estimated Earned Receivables.

d. Prior to the Closing Date, ATI has delivered to Buyer its good faith calculations of the Closing Date Receivables, the Earned Receivables and the Closing Date Deferred Revenue, in each case as determined in accordance with ATI's historical method of accounting, applied on a consistent basis. Buyer shall have 30 days after ATI's delivery of such calculations to deliver written notice to ATI (the "***Dispute Notice***") setting forth Buyer's objections. If Buyer timely delivers a Dispute Notice, ATI and Buyer shall negotiate in good faith and use their respective commercially reasonable efforts to resolve any items of dispute, and any items agreed upon shall be final and binding upon the parties. If any such items remain unresolved for a period of 15 days after ATI's receipt of the Dispute Notice, Buyer and ATI shall

submit such disputed items for final and binding resolution by an independent, regionally recognized certified public accounting firm (the "***Accounting Firm***") selected by the mutual agreement of Buyer and ATI. The fees, costs and expenses of the Accounting Firm shall be split equally by Buyer and ATI. Once the Closing Date Receivables, the Earned Receivables and the Closing Date Deferred Revenue have been finally determined in accordance with this Section 4(d), Buyer and ATI shall promptly calculate the final adjustment to the ATI Purchase Price in accordance with Section 4(c), mutatis mutandis. In the event such calculation reflects an underpayment by Buyer, Buyer shall pay the amount of such underpayment to ATI. In the event such calculation reflects an overpayment by Buyer, ATI shall pay the amount of such overpayment to Buyer. Any payments required by this Section 4(d) shall be paid within 5 business days after the relevant determination, by wire transfer of immediately available funds to an account designated in writing by the recipient. Any payment pursuant to this Section 4(d) shall be treated for all purposes as an adjustment to the ATI Purchase Price.

e. Within a reasonable time after the Closing, the parties shall agree on the manner in which the Purchase Price shall be allocated for tax purposes. Once agreed, the parties agree to file all tax returns and other documentation in accordance with such agreed upon allocation.

5. Closing; Deliveries. The closing of the transactions contemplated by this Agreement (the "***Closing***") shall take place remotely via the electronic exchange of documents simultaneously with the execution hereof. The Closing shall be effective as of 12:01 a.m. on the Closing Date. At the Closing, each Seller will deliver to Buyer (a) possession of all the respective Assets sold thereby, (b) an intellectual property assignment, in form and substance reasonably satisfactory to the parties thereto (the "***IP Assignment***"), duly executed by each Seller, and (c) such other documents and instruments as may be reasonably requested by Buyer. At the Closing, Buyer will deliver to each Seller (i) the portion of the Purchase Price payable at Closing to such Seller, and (ii) such other documents and instruments as may be reasonably requested by any Seller.

6. Representations and Warranties.

a. SCRA hereby represents and warrants to Buyer, as of the date of this Agreement, as follows:

i) SCRA is a non-profit corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina. SCRA has the requisite corporate power and authority to execute and deliver this Agreement and the other documents and instruments executed by SCRA in connection herewith and to perform its obligations hereunder and thereunder. The execution, delivery and performance by SCRA of this Agreement and the other documents and instruments executed by SCRA in connection herewith, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary corporate action on the part of SCRA. This Agreement and the other documents and instruments executed by SCRA in connection herewith constitute the legal, valid and binding obligation of SCRA, enforceable against SCRA in accordance with their respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

ii) The execution, delivery and performance by SCRA of this Agreement and the other documents and instruments executed by SCRA in connection herewith, and the consummation by SCRA of the transactions contemplated hereby and thereby, do not and will not: (i) violate or conflict with any law or governmental order to which SCRA is subject, or by which SCRA is bound, (ii) with or without giving notice or the lapse of time or both, breach or conflict

with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material contract to which SCRA is a party or by which SCRA is bound, (iii) require SCRA to make any filing with, or obtain the consent or approval of, or give any notice to, any governmental authority or other person, or (iv) result in the creation or imposition of a lien, security interest, mortgage, claim or other encumbrance (each, a "***Lien***") on any of the Assets, except in the case of clauses (i) – (iii) as would not reasonably be expected to prohibit or delay the consummation of the transactions contemplated hereby or result in any material liability to SCRA.

iii) SCRA has good and valid title to all of the IP Assets, in each case free and clear of all Liens. The IP Assets include all intellectual property rights owned by SCRA in connection with the Business. The IP Assets do not infringe on any intellectual property rights of any other person. To the actual knowledge of SCRA, no third party is infringing on the intellectual property rights owned by SCRA and included in the IP Assets. There are no proceedings pending or, to the actual knowledge of SCRA, threatened with respect to any of the IP Assets, including in relation to infringement of any intellectual property rights.

b. ATI hereby represents and warrants to Buyer, as of the date of this Agreement, as follows:

i) ATI is a non-profit corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina and has the requisite corporate power and authority necessary to own, lease or otherwise hold its assets and properties and to conduct the Business. ATI has the requisite corporate power and authority to execute and deliver this Agreement and the other documents and instruments executed by ATI in connection herewith and to perform its obligations hereunder and thereunder. The execution, delivery and performance by ATI of this Agreement and the other documents and instruments executed by ATI in connection herewith, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary corporate action on the part of ATI. This Agreement and the other documents and instruments executed by ATI in connection herewith constitute the legal, valid and binding obligation of ATI, enforceable against ATI in accordance with their respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

ii) Except as set forth on Schedule 2, the execution, delivery and performance by ATI of this Agreement and the other documents and instruments executed by ATI in connection herewith, and the consummation by ATI of the transactions contemplated hereby and thereby, do not and will not: (i) violate or conflict with any law or governmental order to which ATI is subject, or by which ATI is bound, (ii) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material contract to which ATI is a party or by which ATI is bound, (iii) require ATI to make any filing with, or obtain the consent or approval of, or give any notice to, any governmental authority or other person, or (iv) result in the creation or imposition of a Lien on any of the Assets, except in the case of clauses (i) – (iii) as would not reasonably be expected to prohibit or delay the consummation of the transactions contemplated hereby or result in any material liability to ATI.

iii) ATI has good and valid title to, or in the case of leased assets and properties a valid leasehold interest in, all of the Operational Assets, in each case free and clear of all Liens. The Assets constitute all of the assets necessary for the conduct of the Business as

currently conducted. To the actual knowledge of ATI, no third party is infringing on the intellectual property rights owned by SCRA and included in the IP Assets. There are no proceedings pending or, to the actual knowledge of ATI, threatened with respect to any of the IP Assets, including in relation to infringement of any intellectual property rights.

iv) All Assigned Contracts are valid, binding and enforceable against ATI and, to the actual knowledge of ATI, the other parties thereto and are in full force and effect. True, correct and complete copies of all Assigned Contracts have been made available to Buyer. Neither ATI nor, to the actual knowledge of ATI, any other party to any Assigned Contract is in breach or default thereof.

c. Buyer hereby represents and warrants to each Seller, as of the date of this Agreement, as follows:

i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the other documents and instruments executed by Buyer in connection herewith and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and the other documents and instruments executed by Buyer in connection herewith, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary corporate action on the part of Buyer. This Agreement and the other documents and instruments executed by Buyer in connection herewith constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

ii) The execution, delivery and performance by Buyer of this Agreement and the other documents and instruments executed by Buyer in connection herewith, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not: (i) violate or conflict with any law or governmental order to which Buyer is subject, or by which Buyer is bound, (ii) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material contract to which Buyer is a party or by which Buyer is bound, or (iii) require Buyer to make any filing with, or obtain the consent or approval of, or give any notice to, any governmental authority or other person, except in the case of clauses (i) – (iii) as would not reasonably be expected to prohibit or delay the consummation of the transactions contemplated hereby or result in any material liability to Buyer.

7. Limitations of Liability.

a. Each party acknowledged and agrees that (i) except as expressly set forth in Section 6 of this Agreement, no party to this Agreement or any of their respective officers, directors, employees or representatives makes or has made any representations or warranties, express or implied, at law or in equity, in respect of such party, the Business or the Assets, or otherwise in respect of the transactions contemplated by this Agreement, and any such representations or warranties are hereby expressly disclaimed, and (ii) in entering into this Agreement and making its decision to proceed with the transactions contemplated thereby, such party has relied solely upon the representations and warranties of expressly set forth in Section 6 of this Agreement and no other representations or warranties of any other party.

b. The maximum liability of each Seller arising out of or in connection with this Agreement, the other documents and instruments executed in connection herewith and the transactions contemplated hereby and thereby shall be equal to the portion of the Purchase Price actually received by such Seller in connection with the transactions contemplated hereby.

c. No party shall, in any event, be liable to any other party or other person for any consequential, incidental, indirect, special, exemplary or punitive damages, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity.

8. Employee Matters. Prior to Closing, Buyer or an affiliate thereof shall have offered employment to each employee of ATI engaged in the Business, with such employment to be effective as of the Closing Date. ATI agrees to terminate the employment of all such employees that accept such offer of employment (each, a "***Transferred Employee***"). The terms of employment shall, for each Transferred Employee, provide for a similar level of compensation as exists for similarly situated current employees of Buyer; provided that, the base salary or hourly wage shall be no less than the current base salary or hourly wage received by such Transferred Employee from ATI as of the Closing Date.

9. Restrictive Covenants.

a. For a period of 5 years from and after the Closing Date, each Seller covenants and agrees that such Seller shall not, directly or indirectly through an affiliate of such Seller, (i) engage in the business of marketing, selling and implementing of online situational awareness software that improves the mission effectiveness of public safety agencies anywhere within the United States (the "***Restricted Business***"); (ii) solicit, for the benefit of such Seller or any other person, any customer of Buyer that was a customer of ATI as of the Closing Date for purposes of providing goods or services in competition with the Restricted Business; or (iii) solicit for hire any Transferred Employee, or encourage any Transferred Employee to terminate his or her relationship with Buyer, provided that the foregoing shall not prohibit such Seller from conducting general solicitations (including the use of general advertisements, web-based recruiting and recruiting agencies) not specifically targeted at the Transferred Employees or hiring any Transferred Employee who responds to such a solicitation.

b. If any court determines that any one or more of the restrictive covenants contained in this Section 9 or any part thereof, is unenforceable because of the duration of such provision or the territory covered thereby, such court shall have the power to reduce the duration or territory of such provisions, and, in its reduced form, such provisions shall then be enforceable and shall be enforced. The covenants of Sellers contained in this Section 9 shall each be construed as agreements independent of each other and of any other provision in this Agreement and the unenforceability of one shall not affect the remaining covenants.

10. Transition Matters.

a. Prior to Closing, ATI shall use reasonable best efforts to promptly migrate the Program and associated data from ATI's servers to the Amazon Web Service and/or AWS GovCloud account (as mutually agreed upon by ATI and Buyer) established by Buyer in accordance with a process to be mutually agreed upon by ATI and Buyer.

b. Prior to Closing, ATI and Buyer shall mutually confirm such migration and the operational status of the Alastar program.

11. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina, without giving effect to its conflicts of law provisions.

12. Entire Agreement. This Agreement (including the exhibits attached hereto), together with the other documents and instruments executed and delivered at Closing pursuant hereto, constitutes the full and complete statement of the agreement of the parties with respect to the subject matter hereof and supersedes any previous or contemporaneous agreements, understandings, or communications, whether written or oral, relating to such subject matter.

13. Amendments; Waiver; Construction. Changes or modifications to this Agreement may not be made orally or through a course of dealing, but only by a written amendment signed by the parties. Unless otherwise expressly provided in this Agreement, neither a delay or omission by either party to exercise, nor a course of dealing with respect to, any right or power under this Agreement will be construed to be a waiver thereof. No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision hereof. As used in this Agreement, the term "including" shall be deemed to mean "including without limitation."

14. Binding Nature; Assignment. This Agreement will be binding on the parties and their successors and permitted assigns. No party may, nor will it have the power to, assign this Agreement, or any part hereof, without the consent of the other parties hereto, which consent will not be unreasonably withheld.

15. Notices. Except as otherwise expressly provided in this Agreement, all notices under this Agreement will be in writing and will be deemed to have been duly given if delivered personally or by a nationally recognized courier service, or mailed by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses:

If to SCRA:

South Carolina Research Authority
315 Sigma Drive
Summerville, South Carolina 29483
Attention: Executive Director

If to ATI:

Advanced Technology International
315 Sigma Drive
Summerville, South Carolina 29483
Attention: Chief Executive Officer

If to Buyer:

Cleartronic, Inc.
28050 S Highway 19 N, Ste 310
Clearwater, Florida 33761
Attention: Chief Executive Officer

All notices under this Agreement that are addressed as provided in this Section, (a) if delivered personally or by a nationally recognized courier service, will be deemed given upon delivery, and (b) if delivered by mail in the manner described above, will be deemed given on the fifth business day after the day it is deposited in a regular depository of the United States Mail. Either party from time to time may change its address or designee for notification purposes by giving the other party notice of the new address or designee and the date upon which such change will become effective.

16. Further Assurances. At any time and from time to time following the Closing, the Parties shall promptly, for no additional consideration, cooperate with each other and execute and deliver, or cause to be executed and delivered, all such additional instruments, including instruments of conveyance, assignment and transfer and take all such other actions as may reasonably be requested from time to time in order to carry out the transactions contemplated by this Agreement.

17. Fees and Expenses. Except as specifically provided in this Agreement, each of the parties will pay and discharge its own expenses and fees in connection with the negotiation of and entry into this Agreement and the consummation of the transactions contemplated hereby; provided, however, that for avoidance of doubt, Buyer shall pay all costs in connection with any transfer or registration of intellectual property rights with the U.S. Patent and Trademark Office, including costs of counsel and filing fees.

18. Public Announcements. No press release or public announcement related to this Agreement or the transactions contemplated herein, including the initial announcement or communication to the employees, customers or suppliers of the Business (which shall be made jointly by the parties), shall be issued or made by any party without the joint approval of all parties, unless required by law.

[Signatures Appear on Next Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of date first set forth above.

CLEARTRONIC, INC.

By: [redacted]
Name: Marc Moore
Title: CEO

ADVANCED TECHNOLOGY INTERNATIONAL

By: ______________________
Name: Mica Dolan /s/ Mica Dolan
Title: President & COO

SOUTH CAROLINA RESEARCH AUTHORITY

By: [redacted]
Name: Bob Quinn
Title: President & CEO

EXHIBIT 1

INTELLECTUAL PROPERTY ASSIGNMENT

This Intellectual Property Assignment (the "Assignment") is made by and among Cleartronic, Inc., a Florida corporation ("***Buyer***"/"***Assignee***"), Advanced Technology International, a South Carolina nonprofit corporation ("***ATI***"), and the South Carolina Research Authority, a South Carolina nonprofit corporation ("***SCRA***"/"***Assignor***", and together with ATI, "***Sellers***"). Pursuant to and in accordance with the Asset Purchase Agreement (the "***Agreement***") between Buyer and Sellers, effective as of 12:01 a.m. on the 1st day of August, 2024, and for good and valuable consideration, the sufficiency of which Sellers hereby acknowledge, Buyer and Sellers agree as follows:

1. **Defined Terms.** Capitalized terms that are not defined in this Assignment, such as "Program" and "Closing Date," have the same meaning as in the Agreement.
2. **Assignment.** SCRA hereby irrevocably conveys, transfers and assigns to Assignee, all of the following (collectively the "IP Assets"): (i) SCRA's right, title and interest in and to the Program and all intellectual property associated with the Program; (ii) the trademarks and service marks set forth on the schedule attached as Schedule 1, together with the registrations thereof listed on Schedule 1 and that part of the goodwill of SCRA's business connected with the use of and symbolized by or associated with the IP Assets, to the extent any such rights, title or interest exist, together with any rights of SCRA to register any IP Assets; and (iii) the domain names set forth on that same schedule and the websites displayed at those domains as of the Closing Date, subject to any third-party rights in website content.
3. **Cessation of License.** The license to ATI of the trademarks on Schedule 1 shall cease on the Closing Date, and on that date, ATI shall cease any use of such trademarks, but historic references will be permitted.
4. **Recordation and Further Actions.** Assignors hereby authorizes the Commissioner for Trademarks and the Commissioner for Patents in the United States Patent and Trademark Office, and the Register of Copyrights in the United States Copyright Office, and the officials of corresponding entities or agencies in any applicable jurisdictions, to record and register this Assignment upon Buyer's request. Following the date hereof, upon Buyer's reasonable request, SCRA shall take such steps and actions, and provide cooperation and assistance to Buyer and its successors, assigns and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, assignments, or other documents, as may be reasonably necessary to effectuate or perfect the assignment of the Assigned IP to Assignee, or any assignee or successor thereto.
5. **General Provisions.** This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. This Assignment (along with its Schedule) constitutes the entire understanding and agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between and among the Parties with respect thereto, except for the Purchase Agreement. This Assignment may not otherwise be supplemented, altered, or modified in any manner except by a writing signed by the Parties. The failure of a Party to enforce any terms or provisions of this Assignment shall not result in the waiver by such Party of any of its rights under such terms or provisions. If any provision of this Assignment is determined to be invalid or unenforceable, then the remainder of the

Assignment shall remain valid and enforceable as if the Assignment did not contain the invalid or unenforceable provision.

6. **Governing Law.** This Assignment shall be subject to and governed by the laws of the State of South Carolina without regard to the conflict of law rules of such state.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of date first set forth above.

CLEARTRONIC, INC.

By: [redacted]
Name: Marc Moore
Title: CEO

ADVANCED TECHNOLOGY INTERNATIONAL

By:
Name: Mica Dolan /s/ Mica Dolan
Title: President & COO

SOUTH CAROLINA RESEARCH AUTHORITY

By: [redacted]
Name: Bob Quinn
Title: President & CEO

SCHEDULE 1: SCHEDULE OF MARKS AND DOMAIN NAMES

Registered Marks:

Trademark	Country	Trademark Status	Application No	Application Date	Registration Date	Registration No	Next Deadline Name	Next Deadline Date	Owner	Int. Classes
ALASTAR	United States of America	Registered	86748665	9/4/2015	11/1/2016	5074727	Next Renewal Due	11/1/2026	South Carolina Research Authority	42
ALASTAR	United States of America	Registered	86748669	9/4/2015	11/1/2016	5074728	Next Renewal Due	11/1/2026	South Carolina Research Authority	9

Domain names:

- Alastar.com
- Alastar.org
- Alastar.net
- 911helpme.com
- 911helpme.org

Miscellaneous:

Any other trademark, service mark, trade name, domain name or other source identifier that contains the name "Alastar" or any term, design or other source identifier that is (1) a derivative of or confusingly similar to the term "Alastar" and (2) is currently owned, operated or controlled by Sellers and necessary for use by Buyer in its operation of the Program.

ATI will assign the below current licenses/terms that can be assigned to Cleartronic. For those that cannot, Cleartronic will obtain their own licensing. The below also includes the current tentative planned transition, which is subject to change based upon the Licensee's position on assignment by ATI to Cleartronic.

1. Apple Developer – ***transfer complete***
2. AutoCAD OT (Autodesk Agreement in folder) – ***expires December 2024, Bart to set up with Cleartronic***
3. AWS Cloud Services –***account billing change to take effect August 1, 2024***
4. Charleston County Inter Agency Network (IAN) Management Server Support – ***GHI Tech Inc., Dell Pro Support Plus for equipment purchased for Charleston County maintenance agreement; account billing change or Bart to speak with GHI for transfer***
5. Comcast – ***ATI cancelling Comcast; Cleartronic to license or utilize another provider***
6. Cradlepoint Net cloud (maintenance) – ***ATI IT to remove ATI's Router from the maintenance list***
7. Dyndns (Oracle Services Agreement in folder) – ***transfer complete***
8. ESRI ArcGIS Developer Subscription – ***ATI submitted documents to ESRI for #8-12 on this list for Assignment to Cleartronic; parties to coordinate if any issues arise***
9. ESRI -Master Agreement of Products and Services
10. ESRI License and Services agreement (Developer license)
11. Esri Enterprise Server Maintenance (Hosted Solutions)
12. Esri Partner Network Program
13. FirstNet – ***ATI still processing transfer***
14. Font Awesome – ***transfer complete***

15. Rapid SOS – ***transfer complete***
16. SCRA – ***SCRA consents to maintaining same terms and Cleartronic to reimburse SCRA when billed***
17. SendGrid – ***transfer complete***
18. Telerik Kendo UI – ***Cleartronic to acquire their own; ATI's will terminate and not renew***
19. TomTom – ***ATI has remaining credits; account to transfer following use of the credits***
20. Twillio – ***transfer complete***
21. Verizon – ***ATI terminated; Cleartronic getting team their own phones***
22. Whois IP – ***transfer complete***
23. Wowza – ***transfer complete***
24. Pivotal Tracker – ***transfer complete***
25. GitHub – ***transfer complete***
26. CISCO – ***ATI completed documents for transfer; awaiting SISCO action***

SCHEDULE 2: SCHEDULE OF ASSIGNABLE CONTRACTS AND CLOSING VALUES

(SEE SPREADSHEETS PROVIDED TO CLEARTRONIC BY ATI July 29, 2024)

SCHEDULE 3: SCHEDULE OF OTHER TRANSFERRING ASSETS

(ATI already transferred the below items highlighted in Green to Cleartronic; the yellow highlighted printer to transfer prior to closing; all other physical assets can be disposed of by ATI)

Manufacturer	Model	Type	Default Serial Number	Inventory ID
Brother Industries Ltd.	MFC-L3750CDW	Printer	U65179K0N237442	IT01093
Dell	Latitude 5420 Rugged	Computer	6BSLTG2	ATI03385
Apple	iPhone 11	Phone	3.56868E+14	IT01173
Apple	iPhone 8	Phone	3.58689E+14	IT01043
Samsung	Galaxy S23	Phone	R3CW601T5QV	IT01674
Dell	P2722H	Monitor	CN0HTXHCWSL0014NF4AL	IT01159
Dell	P2722H	Monitor		IT01486
Dell	P2722H	Monitor	CN030T0CQDC0014T0L2L	IT01200
Dell	P2722H	Monitor	CN030T0CQDC0014T0KLL	IT01201
All ATI IT Equipment currently in possession of the employees who will transfer to Cleartronic will transfer with those employees EXCEPT FOR THE ATI DELL COMPUTERS. The ATI Dell Computers and any ATI inventory labels/stickers will be returned to ATI as part of the employee outprocessing.				